UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person
   ROBERT L. KNAUSS
   1990 POST OAK BLVD., SUITE 1630
   HOUSTON, TX  77056
2. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect     |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership   |
                           |        |      |                                  |  Beneficially     |(D)or |                         |
                           |        |    | |                  | A/|           |  Owned at         |Indir |                         |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                         |
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
Common Stock               |4/15/97 | P  | | 5000             | A |$0.50      |610854             | D    |                         |
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Common Stock               |8/27/97 | P  | | 10000            | A |$0.55      |610854             | D    |                         |
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Common Stock               |8/28/97 | P  | | 15000            | A |$0.64      |610854             | D    |                         |
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Common Stock               |8/29/97 | P  | | 7500             | A |$0.65      |610854             | D    |                         |
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Common Stock               |9/3/97  | P  | | 4500             | A |$0.59375   |610854             | D    |                         |
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Common Stock               |9/5/97  | P  | | 5000             | A |$0.64      |610854             | D    |                         |
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Common Stock               |9/5/97  | P  | | 3500             | A |$0.515     |610854             | D    |                         |
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Common Stock               |9/17/97 | P  | | 3000             | A |$0.465     |610854             | D    |                         |
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Common Stock               |9/17/97 | P  | | 2500             | A |$0.4625    |610854             | D    |                         |
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Common Stock               |9/18/97 | P  | | 2000             | A |$0.535     |610854             | D    |                         |
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Common Stock               |9/19/97 | P  | | 2300             | A |$0.4685    |610854             | D    |                         |
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Common Stock               |9/19/97 | P  | | 2500             | A |$0.525     |610854             | D    |                         |
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Common Stock               |9/19/97 | P  | | 2500             | A |$0.5562    |610854             | D    |                         |
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Common Stock               |9/22/97 | P  | | 5375             | A |$0.469     |610854             | D    |                         |
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Common Stock               |9/24/97 | J  | | 122350           | A |(1)        |610854             | D    |                         |
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___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1.Title of    |2.Con-  |3.      |4.    |5.Number of    |6.Date Exer      |7.Title and Amount |8.Price|9.Number of |10.|11.Nature of|
  Derivative  |version |Transaction    | Derivative    |cisable and      |  of Underlying    |of Deri| Derivative |Dir| Indirect   |
  Security    |or      |        |      | Securities    |Expiration       |  Securities       |vative | Securities |ect| Beneficial |
              |Exercise|        |      | Acquired(A) or|Date(Month/      |                   |Secu   | Benefi     |(D)| Ownership  |
              |Price of|        |      | Disposed of(D)|Day/Year)        |                   |rity   | ficially   |or |            |
              |Deriva- |        |      |               |Date    |Expir   |                   |       | Owned at   |Ind|            |
              |tive    |        |      |           | A/|Exer-   |ation   |  Title and Number |       | End of     |ire|            |
              |Secu-   |        |    | |           | D |cisable |Date    |  of Shares        |       | Month      |ct |            |
              |rity    | Date   |Code|V|  Amount   |   |        |        |                   |       |            |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants      |$0.50   |5/16/97 | J  | | 1000      | A |5/16/97 |5/16/02 |Common stock|1000  |(1)    |100500      | D |            |
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Options       |$0.4218 |9/24/97 | J  | | 122350    | A |2/25/98 |2/25/03 |Common stock|122350|(2)    |157350      | D |            |
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Options       |$0.4218 |9/24/97 | J  | | 122350    | A |8/25/99 |8/25/04 |Common stock|122350|(2)    |157350      | D |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares were received for services rendered. Half of these shares vest on February 25, 1998 and the remaining shares vest on August 25, 1999.
(2) These warrants were issued in consideration of a loan to the Company in the aggregate principal amount of $10,000.
(3) These options were granted under the Issuer's 1992 Equity Incentive Plan.


/s/David A. Grossman, Attorney-in-Fact            January 23, 1998
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SIGNATURE OF REPORTING PERSON                     DATE